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                                                             Exhibit 99.23(h)(2)

                           BARR ROSENBERG SERIES TRUST

                          EXPENSE LIMITATION AGREEMENT

         This Agreement, dated as of January 30, 2004, is made and entered into by and between Charles Schwab Investment Management, Inc. (the "Adviser") and Barr Rosenberg Series Trust (the "Trust") on behalf of each series of the Trust listed on SCHEDULE A hereto, as may be amended from time to time (each a "Fund" and, collectively, the "Funds").

         WHEREAS, the Trust is a Massachusetts business trust and is registered under the Investment Company Act of 1940 (the "1940 Act") as an open-end management investment company of the series type, and each Fund is a series of the Trust;

         WHEREAS, the Trust on behalf of each Fund and the Adviser have entered into Management Contracts dated, for each Fund, as set forth on SCHEDULE A (each a "Management Agreement"), pursuant to which the Adviser provides investment management services to each Fund for compensation based on the value of the average daily net assets of each Fund; and

         WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interest of each Fund and its shareholders to maintain the expenses of each Fund at a level below the level to which each Fund may normally be subject.

         NOW THEREFORE, the parties hereto agree as follows:

              1. EXPENSE LIMITATION AND WAIVER. Until further notice from the Adviser to the Trust and in any event through March 31, 2007, the Adviser agrees that, to the extent that ordinary operating expenses incurred by a Fund in any fiscal year, including but not limited to investment advisory fees of the Adviser, but excluding nonrecurring account fees, extraordinary expenses, dividends on securities sold short, service fees, subtransfer agency and subaccounting fees and distribution and shareholder service fees (the "Fund Operating Expenses"), exceed the Expense Limit for each Fund as set forth on SCHEDULE A, such excess amount will be the liability of the Adviser.

              2. REIMBURSEMENT. If on any month during which the Management Agreement for a particular Fund is in effect, the estimated annualized Fund Operating Expenses of such Fund for that month are less than the Expense Limit for such Fund as set forth on SCHEDULE A, the Adviser shall be entitled to reimbursement by such Fund of the investment advisory fees waived or reduced and other payments remitted to such Fund pursuant to Section 1 hereof (the "Reimbursement Amount"), to the extent that such Fund's annualized Fund Operating Expenses plus the amount so reimbursed equals, for such month, the Expense Limit for such Fund as set forth in SCHEDULE A, PROVIDED that such reimbursement may be paid, in each case, only during the fiscal year in which the waiver, reduction or other payment was made or during the following two fiscal years, and FURTHER PROVIDED that such amount paid to the Adviser, together with all other amounts reimbursed to the Adviser

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                  pursuant to this agreement during the fiscal year in which such amount is paid, will in no event exceed the total Reimbursement Amount.

              3. YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of the Trust's fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of a particular Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Expense Limit for such Fund as set forth on SCHEDULE A.

              4. TERM AND TERMINATION. This Agreement will automatically terminate with respect to a particular Fund upon termination of the Management Agreement between such Fund and the Adviser. This Agreement may be terminated by the Trust or, after March 31, 2007, by the Adviser, without payment of any penalty upon sixty (60) days' prior written notice to the other party at its principal place of business. After March 31, 2007, the Adviser may, by sixty (60) days' prior written notice to the Trust, change, with respect to one or more Funds, the Expense Limit set forth on SCHEDULE A.

              5. CAPTIONS. The captions in this Agreement are included for convenience of reference and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

              6. INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust's Declaration of Trust or Bylaws, each as in effect from time to time, or any applicable statutory or regulatory requirement, including without limitation any requirements under the 1940 Act, to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for or control of the conduct of the affairs of the Trust or the Funds.

              7. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of a Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

              8. AMENDMENT. This Agreement may be amended only by a written instrument signed by each of the parties hereto.

         A copy of the Agreement and Declaration of Trust of the Trust, as amended, is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Trust.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

BARR ROSENBERG SERIES TRUST,       CHARLES SCHWAB INVESTMENT
On behalf of each of its Funds     MANAGEMENT, INC.
listed on SCHEDULE A hereto

By:    /s/ Jana D. Thompson        By:    /s/ Randall W. Merk
       -----------------------            -------------------

Name:  Jana D. Thompson            Name:  Randall W. Merk
       -----------------------            ---------------

Title: President                   Title: President and Chief Executive Officer
       ---------                          --------------------------------------

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                                   SCHEDULE A

                      FUND                              DATE OF MANAGEMENT CONTRACT              EXPENSE LIMIT
Laudus Rosenberg U.S. Small Capitalization Fund              January 30, 2004                        1.14%

Laudus Rosenberg International Small
Capitalization Fund                                          January 30, 2004                        1.49%

Laudus Rosenberg Value Long/Short Equity Fund                January 30, 2004                        1.74%

Laudus Rosenberg U.S. Large/Mid Capitalization
Long/Short Equity Fund                                       January 30, 2004                        1.24%

Laudus Rosenberg U.S. Large Capitalization
Growth Fund                                                  January 30, 2004                        0.99%

Laudus Rosenberg International Equity Fund                   January 30, 2004                        1.34%

Laudus Rosenberg Global Long/Short Equity Fund               January 30, 2004                        1.99%

Laudus Rosenberg U.S. Discovery Fund                         January 30, 2004                        1.14%

Laudus Rosenberg European Fund                               January 30, 2004                        1.24%

Laudus Rosenberg U.S. Large Capitalization Fund              January 30, 2004                        0.99%

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
                      FUND                              DATE OF MANAGEMENT CONTRACT              EXPENSE LIMIT
Laudus Rosenberg U.S. Long/Short Equity Fund                 January 30, 2004                        1.49%

Dated:  January 30, 2004